Exhibit 10.6

CO-EXCLUSIVE SUBLICENSE AGREEMENT

THIS CO-EXCLUSIVE SUBLICENSE AGREEMENT (“Agreement”) effective as of the date of last signature below (the “Effective Date”) is by and between XENOMICS, Inc., a Florida corporation having its principal office at 420 Lexington Avenue Suite 1701 New York, NY 10170 USA, United States of America (“XENOMICS”) and ASURAGEN, Inc., a Delaware corporation having its principal office at 2150 Woodward, Suite 100, Austin, TX 78744 (“ASURAGEN”).

WITNESSETH:

WHEREAS, XENOMICS is the exclusive licensee of the Patent Rights (as defined below) relating to the Field (as defined below) under the Exclusive License Agreement (as defined below) and is willing to grant to ASURAGEN a royalty-bearing co-exclusive Sublicense (as defined below) in the Territory to use such Patent Rights in the Field on the terms and conditions set forth herein;

WHEREAS, ASURAGEN desires to obtain the Sublicense described above on the terms and conditions set forth herein; and

WHEREAS, XENOMICS is willing to grant ASURAGEN such co-exclusive Sublicense under the Patent Rights on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.1           “Affiliate(s)” shall mean any corporation or other business entity which controls, is controlled by, or is under common control with a party to this Agreement, “control” meaning the ownership, direct or indirect, of fifty percent (50%) or more of the voting stock or analogous interest in such corporation or other business entity.

1.2           “Exclusive License Agreement” shall mean the exclusive license agreement dated May 2006 (and any amendments thereto) by and between XENOMICS on the one hand, and Brunangelo Falini and Cristina Mecucci (jointly “Original Licensor”) on the other hand.

1.3           “Field” shall mean diagnostic products that assay for nucleophosmin protein (“NPM1”) mutants, corresponding nucleic acid sequences and uses thereof, including research use only (“RUO”), analyte specific reagent (“ASR”) and in vitro diagnostic (“IVD”) products. For the avoidance of doubt, the Field specifically excludes laboratory service testing and therapeutic uses.

1.4           “Laboratory Services” shall mean services performed by reference laboratories in the Territory.

1.5           “Net Revenues” shall mean revenues collected for the Products sold by ASURAGEN or its Affiliate(s) hereunder to non-Affiliate third parties less the sum of the following:

(a)           volume, formulary or other discounts allowed in amounts customary in the trade;

(b)           sale and/or use taxes directly imposed and with reference to particular sales;

(c)           outbound transportation and insurance charges on shipping of the Product prepaid or allowed; and

(d)           amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agents or regularly employed by ASURAGEN and its Affiliate(s) and on their payroll, or for cost of collections.

In the case where the Product is one component of an overall product, the Net Revenues from such product shall be calculated by using the average selling price for the Product for the previous twelve (12) month period.

1.6           “Patent Rights” shall mean Patent Application PCT/IT 2005000634 filed October 28, 2005 entitled “Nucleophosmin protein (NPM) mutants, corresponding gene sequences and uses thereof” (published as WO 2006/046270), and foreign equivalents, as well as all continuations, divisions, reissues, re-examinations, renewals, or extensions of such patents subject to the rights granted by Original Licensor to XENOMICS pursuant to the Exclusive License Agreement, as limited by this Agreement, and any related improvements necessary for Products in the Field.

1.7           “Product(s)” shall mean any product or part thereof that when made, have made, used, offered to sell, sold, distributed, or marketed in the Territory would infringe on any Valid Claim of the Patent Rights absent the Sublicense herein granted.

1.8           “Service” shall mean any service or part thereof that when used, commercialized or marketed in the Territory would infringe on any Valid Claim of the Patent Rights absent the Sublicense herein granted.

1.9           “Term” shall mean from the Effective Date until the expiration or abandonment of all the Patent Rights.

1.10         “Territory” shall mean all countries in the world.

1.11         “Valid Claim” shall mean a claim of an unexpired patent of the Patent Rights that has neither been withdrawn, canceled, or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2. GRANT OF RIGHTS

2.1           XENOMICS hereby grants to ASURAGEN, subject to all the terms and conditions of this Agreement a co-exclusive, royalty-bearing Sublicense in the Territory in the Field during the Term. “Sublicense” as used herein means a license to use the Patent Rights to i) make, have made, use, offer to sell, sell, distribute, have distributed, and market the Products in the Field ii) use, develop, practice, commercialize, and otherwise fully exploit the Services. The term “co-exclusive” as used under this Agreement shall operate to mean that only two sub-licensees (or one sub-licensee and Licensee) shall be authorized to sell Products and Services in any country in Territory, provided ASURAGEN complies with the other terms of this Agreement. ASURAGEN shall have no right to further sublicense.

2.2           ASURAGEN shall have no right during the Term to use the Patent Rights to offer Laboratory Services or use Patent Rights in any way for development and commercialization of therapeutic products. If, however, XENOMICS grants a sublicense to the Patent Rights in the field of Laboratory Services to a third party (“Lab Services Licensee”), XENOMICS agrees to use commercially reasonable best efforts to contractually obligate such Lab Services Licensee to purchase all of its requirements of Products from ASURAGEN or the other sub-licensee to the Patent Rights in the Field as described in Section 2.1 to the extent that ASURAGEN or such other sub-licensee’s Products have received FDA approval, CE marking, or other equivalent regulatory approval.

2.3           ASURAGEN acknowledges and agrees that the Sublicense granted to it hereunder is subject to the terms and conditions of the Exclusive License Agreement.

2.4           XENOMICS agrees that to the extent it grants to a third party any other co-exclusive sublicense in the Territory, such co-exclusive sublicense shall be granted on terms no more favorable than granted to ASURAGEN pursuant to this Agreement (“Third Party Licensee”). Prior to XENOMICS entering into a co-exclusive sublicense with a Third Party Licensee during the term of this Agreement, ASURAGEN must agree in writing that the terms of Third Party Licensee co-exclusive sublicense are no more favorable as set forth in this section, ASURAGEN’S agreement not to be unreasonably withheld.

ASURAGEN acknowledges that the terms negotiated in the IPSOGEN Agreement are equivalent for the purposes of this section.

ARTICLE 3. DUE DILIGENCE

3.             ASURAGEN shall use diligent efforts to develop, seek registration and sell a Product into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment.

ARTICLE 4. PAYMENTS

4.1           ASURAGEN shall pay to XENOMICS during the Term a royalty on Net Revenues as follows:

Annual Sales	Royalty Rate

0-$1,000,000	3%
$1,000,001-$5,000,000	4%
>$5,000,000	6%

For clarity:

(1)     3% royalty rate shall apply to the first $1,000,000 of sales in an annual accounting period, the 4% royalty rate shall apply to the next $4,000,000 of sales in the same annual accounting period, and the 6% royalty rate shall apply to sales in excess of $5,000,000 in the same annual accounting period.

(2)     Royalties will commence on sale of first Product or Service in any category (RUO, ASR, IVD) and shall be payable quarterly.

4.2           ASURAGEN shall pay to XENOMICS an initial licensing fee of $120,000 USD within five (5) business days of the Effective Date.

4.3           ASURAGEN shall pay to XENOMICS the following milestones:

(1) $150,000 upon issuance of the first patent in a country in the Territory where there are Net Revenues or first occurrence of Net Revenues in a country in the Territory where a patent has issued, with one or more claims that cover substantially the same subject matter as the claims pending in Patent Rights as of the Effective Date;

(2) $50,000 upon regulatory approval of a Product or Service; and

(3) $100,000 payable 6 months after the first commercial sale of a Product or Service.

4.4           In each calendar year during the Term of this Agreement, the royalties due to XENOMICS from ASURAGEN under Section 4.1 hereof, in the aggregate, shall equal or exceed the following amounts:

Year of Research Product Launch	Minimum Royalty Payment (United States dollars)
1st Year	10,000
2nd Year	25,000
3rd Year and each Year thereafter	50,000

If the actual royalty payments to XENOMICS in any calendar year are less than the minimum payment required for that year hereunder, ASURAGEN shall pay XENOMICS the difference between the actual payment and the minimum payment in full satisfaction of its obligations under this Section 4.2, provided such minimum payment is made to XENOMICS within thirty (30) days after the conclusion of each year.

ARTICLE 5. REPORTS AND RECORDS

5.1           ASURAGEN shall maintain and cause its Affiliate(s) to maintain true, accurate and complete books of account, records and files containing an accurate record of all data reasonably necessary for the full computation and verification of sales and the determination of the amounts payable under Article 4 hereof for a period of three (3) years following the period of each report required by Section 5.2 below.

5.2           After the first commercial sale of the Products, ASURAGEN shall deliver to XENOMICS each year true and accurate reports, giving such particulars of the business conducted by ASURAGEN and its Affiliate(s) during the preceding year under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include the following:

(a)           total revenues collected from customers for the Products sold by ASURAGEN and its Affiliate(s);

(b)           deductions applicable as provided in Section 1.5;

(c)           total royalties due; and

(d)           amounts of withholding taxes.

5.3           Said books and records shall be kept at ASURAGEN’s and/or its Affiliate(s) principal place of business and shall be in accordance with generally accepted accounting principles, consistently applied. Said books and records, to the extent not previously audited, shall be available no more than once in any calendar year for inspection and copying by an independent certified public accountant under obligations of confidentiality as least as restrictive as those set forth in Article 13, selected by XENOMICS and reasonably acceptable to ASURAGEN and/or its Affiliate(s), upon ten (10) business days advance notice and during regular business hours solely for the purpose of determining the correctness of any report and/or payment made under this Agreement. XENOMICS shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an underpayment of five percent (5%) or more for the period examined, in which case ASURAGEN shall pay the fees and expenses of the accountant. If, however, the report demonstrates that there has been an overpayment by ASURAGEN to XENOMICS, XENOMICS agrees to immediately refund such amounts to ASURAGEN.

5.4           ASURAGEN shall pay to XENOMICS the actual royalties due and payable as provided for in Section 4.2 on a quarterly basis. If no actual royalties are due, ASURAGEN shall so report, and shall make pay the Minimum Royalty Payment.

ARTICLE 6. PATENT PROSECUTION; INFRINGEMENT

6.1           (a) The prosecution, filing and maintenance of the Patent Rights in the Territory shall be managed by XENOMICS. Xenomics acknowledges and agrees that the nucleotide sequence claims set forth in the patent application as claims 16-35 and 56-71 as further described in the Patent Rights (the “NA Claims”) are of potential value to ASURAGEN. Within thirty (30) days of the Effective Date, Xenomics agrees to file a divisional application in the USPTO and the EPO requesting examination of the NA Claims and agrees to use commercially reasonable efforts to pursue the NA Claims. Xenomics agrees to renegotiate the terms of this Agreement if XENOMICS is unable to secure issuance of a Valid Claim that covers an ASURAGEN product within five (5) years of the Effective Date.

(b) XENOMICS agrees (i) to keep ASURAGEN timely informed as to the filing, prosecution, and maintenance of the Patent Rights, (ii) provide ASURAGEN copies of all documents relevant to any such filing, prosecution, and maintenance, (iii) allow ASURAGEN reasonable opportunity to comment and advise on documents to be filed with any patent office which would affect the Patent Rights, and (iv) give good faith consideration to the comments and advice of ASURAGEN.

6.2           Intentionally left blank.

6.3           (a) ASURAGEN agrees to provide XENOMICS with prompt written notice after becoming aware of any infringement of any of the Patent Rights in the Field and of any available evidence thereof. If XENOMICS elects not to prosecute such third party infringement of the Patent Rights, the Parties shall in good faith discuss royalty reductions or a re-negotiation of this Agreement.

(b) XENOMICS shall have the first right, but not the obligation, under its control and at its expense, to prosecute any third party infringement of the Patent Rights or to defend the Patent Rights in any declaratory judgment action brought by a third party which alleges the invalidity, unenforceability or non-infringement of any Patent Rights. At Xenomics sole expense, ASURAGEN agrees to reasonably cooperate fully in any action under this Section 6.3(b).

ARTICLE 7. TERM AND TERMINATION

7.1           If XENOMICS, acting reasonably, determines that ASURAGEN has ceased to develop or to carry on the sale of the Products or Services, XENOMICS may notify the ASURAGEN in writing of such determination (the “Notice Date”). ASURAGEN shall thereafter have three (3) months the Notice Date to demonstrate to XENOMICS’s satisfaction that it has resumed such business. If XENOMICS is not satisfied that ASURAGEN has resumed such business, XENOMICS may, in XENOMICS’ sole discretion, either terminate this Sublicense or convert the co-exclusive Sublicense granted to ASURAGEN hereunder to a non-exclusive Sublicense immediately by written notice to ASURAGEN (the

“Conversion Date”). The parties agree that if any of the milestone payments set forth in Section 4.3 become due after the Notice Date that payment of such milestone payment shall be suspended until such time as XENOMICS decides whether or not to (i) maintain the Sublicense as a co-exclusive, (ii) terminate the Sublicense or (iii) convert the Sublicense to a non-exclusive. If XENOMICS terminates or converts the Sublicense to a non-exclusive, the suspended milestone payments described above shall not be owed by ASURAGEN. If, however, XENOMICS decides to maintain the Sublicense as a co-exclusive, ASURAGEN shall immediately pay any such suspended milestone payments. In the event that XENOMICS converts the Sublicense to non-exclusive, the parties agree (i) none of the milestones described in Section 4.3 shall be owed after the Conversion Date, (ii) to renegotiate the terms of the Agreement in good faith, and (iii) any amounts paid prior to the Conversion Date shall be nonrefundable.

7.2           Should ASURAGEN fail to pay XENOMICS any amounts due hereunder, XENOMICS shall have the right to terminate this Agreement on forty-five (45) days prior written notice, unless ASURAGEN shall pay XENOMICS within said forty-five (45) day period such delinquent amounts and interest within said period.

7.3           ASURAGEN shall have the right to terminate this Agreement and all rights, privileges and the Sublicense granted hereunder at any time upon thirty (30) days prior written notice to XENOMICS.

7.4           Upon any material breach or default of this Agreement by either party, including without limitation ASURAGEN’s material failure to comply with Section 3 hereof, the other party shall have the right to terminate this Agreement upon sixty (60) days written notice to the breaching/defaulting party. Such termination shall become effective immediately at the conclusion of such notice period unless the breaching/defaulting party shall have cured any such breach or default prior to the expiration of said sixty (60) day period.

7.5           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. The provisions of Articles 4 (with respect to any payments outstanding as of the termination date), 5, 6, 7, 8, 9, 10, 11, 13, 15, 18 and 20, shall survive the expiration or any earlier termination of this Agreement.

ARTICLE 8. INDEMNIFICATION

8.1           XENOMICS agrees to indemnify, hold harmless and defend ASURAGEN, its Affiliates, agents and employees from and against any and all liabilities, losses, damages, costs, fees and expenses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) arising out of suits, claims, actions, or demands, brought or made by a third party (“Third Party Claim”) against ASURAGEN, its Affiliates, agents and employees, based on breach of XENOMICS’s warranties under Article 9 below, except to the extent such Losses or Third Party Claims result from the negligence or willful misconduct of ASURAGEN or a breach of ASURAGEN’s warranties under Article 9 below.

8.2           ASURAGEN agrees to indemnify, hold harmless and defend XENOMICS, its Affiliates, agents and employees from and against any and all Losses arising out of any Third Party Claims against XENOMICS, its Affiliates, agents and employees based on (i) ASURAGEN’S breach of ASURAGEN’s warranties under Article 9 below, or (ii) the manufacture, use, handling, storage, sale or other disposition of Products or Services by ASURAGEN, its Affiliates, agents, employees or sublicensees, all except to the extent such Losses or Third Party Claims result from the negligence or willful misconduct of XENOMICS, or a breach of XENOMICS’s warranties under Article 9 below.

ARTICLE 9. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

9.1           XENOMICS represents and warrants to ASURAGEN (i) that it has the right to sublicense the Patent Rights in Territory and that XENOMICS has received the appropriate written authorization from the Original Licensors to enter into this Agreement, and (ii) that, subject to the Exclusive License Agreement, it has the right and power to extend the rights and the Sublicense granted herein and to perform its obligations hereunder, and (iii) that this Agreement is a valid and binding agreement, enforceable in accordance with its terms.

9.2           ASURAGEN hereby represents and warrants to XENOMICS that it has the right and power to enter into this Agreement and to perform its obligations, and that this Agreement is a valid and binding agreement, enforceable in accordance with its terms. ASURAGEN agrees that it shall comply and cause its Affiliate(s) to comply with all applicable local laws and regulations in Territory relating to the design, sale, use, delivery in commerce and promotion of the Products and Services.

9.3           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 9, XENOMICS MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT RIGHT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO SUBLICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME. XENOMICS DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS SUBLICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE SUBLICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY SUBLICENSEE OR ITS AFFILIATE(S) WITHOUT INFRINGING ON OTHER PATENTS.

9.4           NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, XENOMICS ADDITIONALLY DISCLAIMS ALL OBLIGATIONS ON THE PART OF XENOMICS FOR DAMAGES, INCLUDING BUT NOT LIMITED TO DIRECT, INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND

EXPERTS’ FEES AND EXPENSES, AND COURT COSTS ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, DELIVERY, SALE AND PROVISION OF THE PRODUCTS UNDER THIS AGREEMENT. SUBLICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR ANY LOSS OR DAMAGES CAUSED BY THE PRODUCTS MANUFACTURED, USED, DELIVERED, SOLD OR PROVIDED BY SUBLICENSEE AND ITS AFFILIATE(S) THAT ARE SUBJECT TO THIS AGREEMENT UNLESS THE SAME HAS RESULTED FROM ANY MATERIAL BREACH OF AN OBLIGATION, REPRESENTATION, WARRANTY BY XENOMICS UNDER THIS AGREEMENT OR ACTION, INACTIONS, OR MISREPRESENTATIONS ON THE PART OF XENOMICS.

ARTICLE 10. NOTICE

10.1                           Any consent, notice or report required or permitted to be given or made under this Agreement shall be in writing, delivered (i) by certified or registered mail (postage prepaid, return receipt requested), (ii) by facsimile (and promptly confirmed by personal delivery, courier or next business day service of a nationally recognized courier service of good repute), (iii) by a next business day service of a nationally recognized courier service of good repute (with evidence of delivery) or (iv) by courier (postage prepaid and signature required), and in any case addressed to the other party at its address set forth in this Article 10, and shall be effective upon receipt by the addressee.

10.2                           Reports, notices and other communication from ASURAGEN to XENOMICS as provided hereunder shall be sent to:

XENOMICS Inc.

Attention:	Chairman
420 Lexington Avenue Suite 1701
New York, NY 10170
USA
With a copy to:
Ivor Elrifi
MINTZ LEVIN
666 Third Avenue
New York, NY 10017

or to such other individual or address as shall hereafter be furnished by written notice to ASURAGEN in accordance with this Article 10.

10.3         Reports, notices and other communications from XENOMICS to ASURAGEN as provided hereunder shall be sent to:

ASURAGEN, Inc.

Attention:	Corporate Business Development
Asuragen, Inc.
2150 Woodward, Ste. 100
Austin, Texas 78744

With a copy to:	General Counsel
Asuragen, Inc.
2150 Woodward, Ste. 100
Austin, Texas 78744

or to such other individual or address as shall hereafter be furnished by written notice to XENOMICS in accordance with this Article 10.

ARTICLE 11. DISPUTE RESOLUTION

11.1.                        Any dispute, controversy or claim arising under, out of or relating to this contract and any subsequent amendments of this contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be submitted to mediation in accordance with the World Intellectual Property Organization (“WIPO”) Mediation Rules. The place of mediation shall be New York, NY. The language to be used in the mediation shall be English.

11.2                           If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within 60 days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. Alternatively, if, before the expiration of the said period of 60 days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The place of arbitration shall be New York, NY. The language to be used in the arbitral proceedings shall be English. The dispute, controversy or claim referred to arbitration shall be decided in accordance with the laws of Delaware.

11.3                           Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE 12. RESTRICTION ON USE OF NAME

12.1                           ASURAGEN shall neither use nor cause its Affiliate(s) to use the name of XENOMICS, its directors, officers, trustees, Affiliate(s), employees, or any adaptations thereof, in any advertising, promotion or sale literature without the prior written consent of XENOMICS. With respect to reports to public agencies that are required by law, ASURAGEN shall provide XENOMICS with a reasonable opportunity to review the use of its name in such reports reasonably in advance of submission. Notwithstanding the foregoing, the parties agree that Asuragen may issue a press release regarding this Agreement subject to XENOMICS prior written approval, such approval not to be unreasonably withheld.

12.2                           ASURAGEN shall neither disclose nor cause its Affiliate(s) to disclose this Agreement or any of the terms or conditions of this Agreement to any third party without the prior written consent of XENOMICS except (i) ASURAGEN may disclose this Agreement and its terms and conditions to potential investors wherein such investors are subject to obligations of confidentiality at least as restrictive as those set forth in this Agreement, or (ii) to the extent required to comply with applicable laws or regulations; provided that, ASURAGEN delivers prior written notice to XENOMICS of any disclosure required by applicable laws or regulations and takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

ARTICLE 13. CONFIDENTIALITY

13.1                           During the term of this Agreement, each party (the “disclosing party”) may communicate to the other party (the “receiving party”) information which it considers to be confidential (“Confidential Information”). All Confidential Information shall be specifically designated as confidential. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the disclosing party and delivered to the receiving party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the receiving party and reference to the time and place of disclosure.

13.2                           The receiving party agrees that it shall: (a) maintain all Confidential Information in strict confidence, except that the receiving party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purpose set forth in this Agreement; (b) use all Confidential Information solely for the purpose set forth in this Agreement; and (c) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

13.3                           The obligations of the receiving party under Section 13.2 above shall not apply to the extent that the receiving party can demonstrate that certain Confidential Information: (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the receiving party; (c) was independently developed or discovered by receiving party without use of the Confidential Information; or (d) is or was disclosed to the receiving party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the disclosing party and having no obligation of confidentiality with respect to such Confidential Information

13.4                           If a receiving party is required by judicial or administrative process to disclose the Confidential Information of the disclosing party, such receiving party shall notify such disclosing party and allow such disclosing party a reasonable time to oppose such process.

13.5                           The obligations set forth in this Article 13 shall remain in effect for a period of five (5) years after the expiration or the earlier termination of this Agreement.

ARTICLE 14. PATENT MARKING

14.                                 If required by laws or regulations, ASURAGEN agrees to mark any Products, promotional material, technical literature and the like with all applicable patent numbers, and where appropriate, to indicate “Patent Pending” status in accordance with each applicable country’s patent laws.

ARTICLE 15. INDEPENDENT CONTRACTOR

15.                                 For the purpose of this Agreement and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

ARTICLE 16. SEVERABILITY

16.                                 If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

ARTICLE 17. NON-ASSIGNABILITY

17.                                 Neither this Agreement nor any part hereof shall be assignable by either party without the express prior written consent of the other, which shall not be unreasonably withheld. Any attempted assignment without such consent shall be void.

ARTICLE 18. ENTIRE AGREEMENT

18.                                 This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes any prior agreements and understandings between the parties relating to the subject matter hereof. No verbal agreement, conversation or representation between any officers, agents or employees of the parties hereto either before or after the execution of this Agreement shall affect or modify any of the terms or obligations herein contained.

ARTICLE 19. MODIFICATIONS IN WRITING

19.                                 No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

ARTICLE 20. GOVERNING LAW

20.                                 The validity and interpretation of this Agreement and the legal reactions of the parties to it shall be governed by the laws of Delaware, without regard to the conflict of laws provisions thereunder, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

ARTICLE 21. CAPTIONS

21.                                 The captions are provided for convenience and are not to be used in construing this Agreement.

ARTICLE 22. CONSTRUCTION

22.                                 Each of the parties agrees that this Agreement is the result of mutual negotiation and therefore the language herein shall not be presumptively construed against either of them.

ARTICLE 23. COUNTERPARTS

23.                                 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

ARTICLE 24. BINDING EFFECT

24.                                 This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

ARTICLE 25. FORCE MAJEURE

25.                                 If either party’s performance of any obligation under this Agreement is prevented, restricted, interfered with or delayed by reason of any force majeure cause such as floods, fires, riots, insurrections, explosions, other natural disasters or serious labor disputes beyond the reasonable control of the party required to perform, the party so affected, upon giving written notice and written evidence of such force majeure to the other party, shall be excused from such performance to the extent of such prevention, restriction, interference, or delay; provided that the affected party shall use its commercial reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever the force majeure is removed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

XENOMICS, INC.		ASURAGEN, INC.

By	/s/ David J. Robbins	By:	/s/ Rolland D. Carlson

Date:	10-19-07	Date:	October 22, 2007

Name:	David J. Robbins	Name:	Rolland D. Carlson

Title:	Vice President	Title:	President